As filed with the Securities and Exchange Commission on July 13, 2022
Registration No. 333-258018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 2
to
FORM S-1 on FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLAYSTUDIOS, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	88-1802794
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
10150 Covington Cross Drive
Las Vegas, Nevada 89144
Tel: (725) 877-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Andrew Pascal
Chief Executive Officer
PLAYSTUDIOS, Inc.
10150 Covington Cross Drive
Las Vegas, Nevada 89144
(725) 877-7000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:	Copies to:
Joel Agena	Rachel Paris
General Counsel	DLA Piper LLP (US)
PLAYSTUDIOS, Inc.	2000 University Avenue
10150 Covington Cross Drive	East Palo Alto, CA 94303
Las Vegas, Nevada 89144	(650) 833-2234
(725) 877-7000
Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐
						Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On July 19, 2021, PLAYSTUDIOS, Inc. (the “Company”) filed a registration statement on Form S-1 (File No. 333-258018) with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on July 30, 2021, and which was amended by the Post-Effective Amendment No. 1 to Form S-1 which was declared effective on March 23, 2022. The registration statement covered (a) (i) up to 7,174,964 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A common stock”), that were issuable upon exercise of the warrants originally issued in the initial public offering of Acies Acquisition Corp. (the “Public Warrants”), of which 1,792,463 Public Warrants were subsequently tendered to the Company for a cash price of $1.00 per Public Warrant in connection with a tender offer launched by the Company on April 1, 2022 which expired at midnight Eastern time at the end of the day on May 13, 2022, and (ii) up to 3,821,667 shares of Company's Class A common stock that were issuable upon exercise of the warrants originally issued in a private placement in connection with the initial public offering of Acies Acquisition Corp. (the “Private Placement Warrants”), both at an exercise price of $11.50 per share of Class A common stock, and (b) the offer and sale, from time to time, by the selling securityholders named in the registration statement or their permitted transferees of up to 107,495,199 shares of common stock, of which approximately 12 million shares of Class A common stock were subsequently sold. The shares of Class A common stock registered included up to 10,693,624 shares of Class A common stock issuable as Earnout Shares (as defined herein) and 1,444,962 shares of Class A common stock issuable upon the exercise of 1,444,962 options to purchase shares of Class A common stock (the “Class A Option Shares”) and 3,821,667 Private Placement Warrants, and also included 21,348,205 shares of Class A common stock issuable upon conversion of: (i) 16,130,300 shares of our Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, our “common stock”), issued to Andrew S. Pascal, our Chairman of the Board and Chief Executive Officer, (ii) 3,026,112 shares of Class B common stock issuable as Earnout Shares and (iii) 2,191,793 shares of Class B common stock issuable upon the exercise of 2,191,793 options to purchase shares of Class B common stock (the “Class B Option Shares”, and together with the Class A Option Shares, the “Option Shares”).
This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (the “Post-Effective Amendment No. 2”) is being filed by us to convert the initial registration statement into a registration statement on Form S-3 because we are eligible to use Form S-3. This Post-Effective Amendment No. 2 contains an updated prospectus related to the offering and sale of the shares of outstanding Class A common stock covered by the registration statement. This Post-Effective Amendment No. 2 amends and restates the information contained in the registration statement under the sections contained herein.
For the purposes of this Post-Effective Amendment No. 2, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms means PLAYSTUDIOS, Inc. and its subsidiaries.
All filing fees payable in connection with the registration of the shares of Class A common stock covered by the registration statement were paid by the Registrant at the time of the initial filing of the registration statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION — DATED JULY 13, 2022

PRELIMINARY PROSPECTUS
PLAYSTUDIOS, Inc.
Up to 95,237,463 Shares of Class A Common Stock
Up to 9,204,168 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,821,667 Warrants
This prospectus relates to the issuance by us of up to an aggregate of 9,204,168 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), which consists of (i) up to 5,382,501 shares of our Class A common stock that are issuable upon the exercise of 5,382,501 warrants (the “Public Warrants”) originally issued in the initial public offering of Acies Acquisition Corp. (“Acies”) by the holders thereof and (ii) up to 3,821,667 shares of our Class A common stock that are issuable upon the exercise of 3,821,667 warrants originally issued in a private placement in connection with the initial public offering of Acies (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”). We will receive the proceeds from any exercise of any Warrants for cash.
This prospectus also relates to the offer and sale from time to time by the selling Securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 95,237,463 shares of our Class A common stock, including up to 10,693,624 shares of Class A common stock issuable as Earnout Shares (as defined herein) and 1,444,962 shares of our Class A common stock issuable upon the exercise of 1,444,962 options to purchase shares of our Class A common stock (the “Class A Option Shares”) and (ii) up to 3,821,667 Private Placement Warrants. The shares of our Class A common stock being registered include 21,348,205 shares of Class A common stock issuable upon conversion of: (i) 16,130,300 shares of our Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, our “common stock”), issued to Andrew S. Pascal, our Chairman of the Board and Chief Executive Officer, or certain affiliates of Mr. Pascal, (ii) 3,026,112 shares of Class B common stock issuable as Earnout Shares, and (iii) 2,191,793 shares of Class B common stock issuable upon the exercise of 2,191,793 options to purchase shares of Class B common stock (the “Class B Option Shares”, and together with the Class A Option Shares, the “Option Shares”). We will not receive any proceeds from the sale of shares of common stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus.
The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to twenty votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock, all of which are held by Mr. Pascal and certain of his affiliates, represent approximately 74.5% of the voting power of our outstanding capital stock as of July 12, 2022.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A common stock or Private Placement Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A common stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A common stock or Private Placement Warrants in the section titled “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MYPS”, and our Public Warrants are currently listed on the Nasdaq under the symbol “MYPSW”. On July 12, 2022, the closing price of our Class A common stock was $3.99 and the closing price for our Public Warrants was $0.77.

See the section titled “Risk Factors” beginning on page 12 of this prospectus to read about factors you should consider before buying our securities.
Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2022.

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Securityholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any prospectus supplements or free writing prospectuses we have prepared. Neither we nor the Selling Securityholders take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement or free writing prospectus is accurate as of any date other than the date of the applicable document, regardless of the time of delivery of this prospectus or any other document or the sale of any Class A common stock or Warrants. Since the date of this prospectus or any prospectus supplement or free writing prospectus, or any documents incorporated by reference herein and therein, our business, financial condition, results of operations and prospects may have changed. It is important for you to read and consider all information contained in this prospectus or any prospectus supplement or free writing prospectus, including the documents incorporated by reference herein and therein, in making any investment decision. You should also read and consider the information in the documents to which we have referred you under the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.
We are not, and the Selling Securityholders are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

ABOUT THIS PROSPECTUS
On June 21, 2021 (the “Closing Date”), Acies consummated a business combination (the “Business Combination”) with PlayStudios, Inc., a Delaware corporation (“Old PLAYSTUDIOS”), pursuant to the Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), by and among Acies, Catalyst Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acies (“First Merger Sub”), Catalyst Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acies (“Second Merger Sub”), and Old PLAYSTUDIOS. In connection with the closing of the Business Combination (the “Closing”), Old PLAYSTUDIOS merged with First Merger Sub with Old PLAYSTUDIOS surviving the member (the “First Merger”). Immediately thereafter, and as part of an integrated transaction with the First Merger, Old PLAYSTUDIOS then merged with Second Merger Sub, with Second Merger Sub surviving the merger. As part of the Closing, Acies changed its name to PLAYSTUDIOS, Inc and Second Merger Sub changed its name to PLAYSTUDIOS US, LLC. PLAYSTUDIOS, Inc. is continuing the existing business operations of Old PLAYSTUDIOS as a publicly traded company.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “PLAYSTUDIOS,” “we,” “us,” “our” and similar terms refer to PLAYSTUDIOS, Inc. (f/k/a Acies Acquisition Corp.) and its consolidated subsidiaries. References to “Acies” refer to our predecessor company prior to the consummation of the Business Combination.
This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A common stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This prospectus and any accompanying prospectus supplement and the documents incorporated by referenced herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus, about our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project,” or the negative of such terms or other similar expressions.
Forward-looking statements in this prospectus include, but are not limited to, statements about:
•our business strategy and market opportunity;
•our future financial performance, including our expectations regarding our revenue, cost of revenue, gross profit or gross margin, operating expenses (including changes in sales and marketing, research and development, and general and administrative expenses) and profitability;
•market acceptance of our games;
•our ability to raise financing in the future and the global credit and financial markets;
•factors relating to our business, operations, financial performance, and our subsidiaries, including:
◦changes in the competitive and regulated industries in which we operate, variations in operating performance across competitors, and changes in laws and regulations affecting our business;
◦our ability to implement business plans, forecasts and other expectations, and identify and realize additional opportunities; and
◦the impact of the COVID-19 pandemic (including existing and possible future variants);
•our ability to maintain relationships with our platforms, such as the Apple App Store, Google Play Store, Amazon Appstore, and Facebook;
•the accounting for our outstanding warrants to purchase shares of Class A common stock;
•our ability to develop, maintain, and improve our internal control over financial reporting;
•our ability to maintain, protect and enhance our intellectual property rights;
•our ability to successfully defend litigation brought against us;
•our ability to successfully close and integrate acquisitions to contribute to our growth objectives;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors; and
•the impact of the COVID-19 pandemic (including existing and possible future variants as well as vaccinations) on our business.
These forward-looking statements are based on our current plans, estimates, and projections in light of information currently available to us, and are subject to known and unknown risks, uncertainties, and assumptions about us, including those described under the section titled “Risk Factors” in this prospectus, that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. In addition, the risks described under the section titled “Risk Factors” are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor or combination of risk factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are also not guarantees of performance. You should not put undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus whether as a result of new information, future events, or otherwise. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

You should read this prospectus and any accompanying prospectus supplement, and the documents incorporated by referenced herein and therein completely, and with the understanding that our actual future results, levels of activity, and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. Before making your investment decision with respect to our securities, you should read this entire prospectus carefully, including the information set forth under the section titled “Risk Factors” in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein.

PLAYSTUDIOS — The Power of Play
We are a developer and publisher of free-to-play casual games for mobile and social platforms each of which incorporate our unique playAWARDS loyalty program. Over our ten-year history, we developed a portfolio of free-to-play social casino games that are considered to be among the most innovative and unique in the genre. They include the award-winning POP! Slots, myVEGAS Slots, my KONAMI Slots, myVEGAS Blackjack, MyVEGAS Bingo, MGM Slots Live and Tetris. Our games are based on original content, real-world slot game content, as well as third-party licensed brands and are downloadable and playable for free on multiple social and mobile-based platforms, including the Apple App Store, Google Play Store, Amazon Appstore, and Facebook.
Each of our games is powered by our proprietary playAWARDS program and incorporates loyalty points that are earned by players as they engage with our games. During the year ended December 31, 2021, these loyalty points could have been exchanged for real-world rewards from over 95 awards partners representing more than 265 hospitality, entertainment, and leisure brands across 17 countries and four continents. The rewards are provided by our collection of awards partners, all of whom provide their rewards at no cost to us, in exchange for product integration, marketing support, and participation in our loyalty program. The program is enabled by our playAWARDS platform which consists of a robust suite of tools that enable our awards partners to manage their rewards in real time, measure the value of our players’ engagement, and gain insight into the effectiveness and value they derive from the program. Through our self-service platform, awards partners can launch new rewards, make changes to existing offers, and in real time see how players are engaging with their brands. The platform tools also provide awards partners the ability to measure the off-line value our players generate as consumers and patrons of their real-world establishments.

Background
We were originally known as Acies Acquisition Corp. On the Closing Date, Acies consummated the Business Combination with Old PLAYSTUDIOS, pursuant to the Merger Agreement. In connection with the Closing, we changed our name from Acies to PLAYSTUDIOS, Inc. We are continuing the existing business operations of Old PLAYSTUDIOS as a publicly traded company.
Upon the Closing, Acies’ ordinary shares, warrants and units ceased trading, and shares of our Class A common stock and Public Warrants began trading on the Nasdaq under the symbols “MYPS,” and “MYPSW,” respectively.

Corporate Information
Acies was incorporated on August 14, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Acies completed its initial public offering in October 2020 (the “IPO”). On June 21, 2021, Acies consummated the Business Combination with Old PLAYSTUDIOS pursuant to the Merger Agreement. In connection with the Closing, we changed our name from Acies to PLAYSTUDIOS, Inc.
Our principal executive office is located at 10150 Covington Cross Drive, Las Vegas, Nevada 89144. Our telephone number is (725) 877-7000. Our website address is www.playstudios.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Additional information about us is included in documents incorporated by reference in this prospectus. See sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

THE OFFERING
Issuer	PLAYSTUDIOS, Inc.
Issuance of Class A Common Stock
Shares of Class A Common Stock Offered by Us	9,204,168 shares of Class A common stock, consisting of 9,204,168 shares of Class A common stock that are issuable upon the exercise of 9,204,168 Warrants by the holders thereof.
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants	111,966,389 shares
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants	121,170,557 shares
Shares of Class B Common Stock Outstanding
16,130,300 shares (each share of our Class B common stock has twenty (20) votes per share and is convertible at the option of the holder to one share of Class A common stock; the outstanding shares of Class B common stock are not included in the number of outstanding shares of our Class A common stock).

Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds
We will receive up to an aggregate of approximately $105.8 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We intend to use the proceeds from the exercise of the Warrants for general corporate purposes, which may include capital expenditures, investments, and working capital. In addition, from time to time in the past we have considered, and we continue to consider, acquisitions and strategic transactions, and we also may use such proceeds for such purposes. See “Use of Proceeds.”

Resale of Class A Common Stock and Private Placement Warrants
Shares of Class A Common Stock Offered by the Selling Securityholders
95,237,463 shares of Class A common stock (including up to 10,693,624 shares of Class A common stock issuable as Earnout Shares and 3,636,755 shares of Class A common stock issuable as Option Shares). This includes 16,130,300 outstanding shares of Class B Common Stock, 3,026,112 Earnout Shares of Class B common stock and 2,191,793 Class B Option Shares.

Private Placement Warrants Offered by the Selling Securityholders	3,821,667 Private Placement Warrants.
Use of Proceeds	We will not receive any proceeds from the sale of shares of our Class A common stock or Private Placement Warrants by the Selling Securityholders.
Market for Class A Common Stock and Warrants	Our Class A common stock is listed on the Nasdaq under the symbol “MYPS,” and our Public Warrants are listed on the Nasdaq under the symbol “MYPSW”.
Risk Factors
See “Risk Factors” and other information included in this prospectus and any risk factors described in the documents we incorporate by reference for a discussion of factors you should consider before investing in our securities.

The 111,966,389 outstanding shares of our Class A common stock and 16,130,300 outstanding shares of our Class B common stock is calculated as of July 8, 2022 and excludes:
•9,204,168 shares of our Class A common stock issuable from the exercise of Warrants outstanding as of July 8, 2022, each with an exercise price of $11.50 per share;
•11,973,888 Earnout Shares of our Class A common stock and 3,026,112 Earnout Shares of our Class B common stock, in each case, reserved for issuance upon an Earnout Triggering Event;
•11,559,424 shares of our Class A common stock and 2,191,793 shares of our Class B common stock issuable upon the exercise of stock options outstanding as of July 8, 2022 with a weighted average exercise price of $0.82 per share;
•7,299,827 shares of our Class A common stock issuable upon the vesting of restricted stock units outstanding as of July 8, 2022;
•15,272,970 shares of our common stock reserved for future issuance under our 2021 Equity Incentive Plan (the “2021 Plan”), as well as: (i) any automatic increases in the number of shares of common stock reserved for future issuance under our the 2021 Plan and (ii) upon the forfeiture, termination, expiration or reacquisition of any shares of common stock underlying outstanding stock awards granted under the PLAYSTUDIOS, Inc. 2011 Omnibus Stock and Incentive Plan, an equal number of shares of our common stock; and
•4,611,788 shares of Class A common stock reserved for future issuance under our 2021 Employee Stock Purchase Plan (the “2021 ESPP”), as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under the 2021 ESPP.
Unless the context otherwise requires or is otherwise indicated, the outstanding shares of Class A common stock described in this prospectus include the 900,000 shares of our Class A common stock held by the Sponsor that are subject to forfeiture if certain earnout conditions are not satisfied, as such shares are issued and outstanding as of July 8, 2022.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our securities, in addition to the risks and uncertainties discussed under “Cautionary Note Regarding Forward-Looking Statements”, you should carefully consider the risk factors incorporated by reference into this prospectus in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus we file with the SEC. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. See sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” elsewhere in this prospectus. Additionally, the risks and uncertainties incorporated by reference in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

USE OF PROCEEDS
All of the Class A common stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $105.8 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the proceeds from the exercise of the Warrants, if any, for general corporate purposes, which may include capital expenditures, investments and working capital. In addition, from time to time in the past we have considered, and we continue to consider, acquisitions and strategic transactions, and we also may use such proceeds for such purposes.
We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DIVIDEND POLICY
We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board of Directors at such time. In addition, we are not currently contemplating and do not anticipate any stock dividends in the foreseeable future as it is currently expected that available cash resources will be utilized in connection with our ongoing operations and development projects.

SELLING SECURITYHOLDERS
The Selling Securityholders acquired the shares of our common stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the Registration Rights Agreement dated June 21, 2021 entered into in connection with the consummation of the Business Combination (the “Registration Rights Agreement”)
and the Subscription Agreements dated February 1, 2021 entered into in connection with the signing of the Merger Agreement (the “Subscription Agreements”), we agreed to file a registration statement with the SEC for the purposes of registering for resale the shares of our Class A common stock issued to the Selling Securityholders pursuant to the Subscription Agreements and Merger Agreement.
Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of July 8, 2022 regarding the beneficial ownership of our Class A common stock and Warrants by the Selling Securityholders and the shares of Class A common stock and Warrants being offered by the Selling Securityholders. The applicable percentage ownership of Class A common stock is based on approximately 111,966,389 shares of Class A common stock and 16,130,300 shares of Class B common stock outstanding as of July 8, 2022. Information with respect to shares of Class A common stock owned beneficially after the offering assumes the sale of all of the shares of Class A common stock offered (including the possible receipt of Earnout Shares and the vesting of the Sponsor Shares which are subject to forfeiture (the “Unvested Sponsor Shares”)) and no other purchases or sales of our Class A common stock. The Selling Securityholders may offer and sell some, all or none of their shares of Class A common stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

			Shares of Class A Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Name of Selling Securityholder	Shares of Class A Common Stock Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered	Number	Percent
Andrew Pascal(1)	2,191,793	2,191,793	—	—
Activision Publishing, Inc.(2)	12,677,398	14,809,480	—	—
A-Fund, L.P.(3)	3,400,018	3,940,064	—	—
Alejandro Feely	25,000	25,000	—	—
Alpine Oil Company(4)	125,000	125,000	—	—
Andrew Zobler(5)	25,000	25,000	—	—
Anthony McDevitt.	25,000	25,000	—	—
BlackRock, Inc.(6)	3,200,000	3,200,000	—	—
Blake Morrison	2,500	2,500	—	—
Brian Goldman	15,000	15,000	—	—
Brisa Carleton(7)	68,702	25,000	43,702	*
Chad Hansing(8)	243,921	233,041	10,880	—
CHAH Revocable Trust(9)	2,503,579	2,957,945	—	—
ClearBridge Small Cap CIF(10)	14,590	14,590	—	—
ClearBridge Small Cap Fund(11)	1,120,800	1,120,800	—	—
DreamStreet Holdings, LLC(12)	9,419,827	12,029,517	—	—
Gordco LLC(13)	267,061	355,295	—	—
Guardian Small Cap Core VIP Fund(14)	325,000	325,000	—	—
Icon Ventures IV, L.P.(15)	4,794,359	5,479,725	—	—
James H. Dahl	650,000	650,000	—	—
Jeffrey Scott(16)	3,000	3,000	—	—
JM Cox Resources LP(17)	125,000	125,000	—	—
J&H Investments, LLC(18)	771,157	959,419	50,000	*
Joel Agena(19)	333,043	233,043	100,000	*
Katie Bolich(20)	295,754	233,041	62,713	*

Kenneth L. Criss	25,000	25,000	—	—
KING FAMILY TRUST(21)	867,922	1,154,674	—	—
Lanx Concentrated Fund I, LP(22)	35,000	35,000	—	—
Lanx Offshore Partners, Ltd(23)	35,000	35,000	—	—
Legend Capital Partners(24)	250,000	250,000	—	—
Melissa Danenberg	2,500	2,500	—	—
MGM Resorts International(25)	16,647,124	18,740,970	—	—
Michael Ashton Hudson ROTH IRA #1(26)	200,000	200,000	—	—
Pascal Family Trust(27)	3,319,305	3,329,427	406,300	*
Paul D. and Julie A. Mathews Family Trust(28)	5,116,655	6,054,751	51,000	*
Paul Mathews(29)	620,438	609,892	10,546	*
PGP 2021 Irrevocable Trust(30)	1,898,734	1,898,734	—	—
Samuel H. Kennedy(31)	25,000	25,000	—	—
Scott Peterson(32)	586,373	135,945	450,428	*
SJP 2021 Irrevocable Trust(33)	1,898,734	1,898,734	—	—
SMALLCAP World Fund, Inc.(34)	4,500,000	4,500,000	—	—
Tech Opportunities, LLC(35)	326,000	326,000	—	—
The Bolich Family Trust(36)	853,208	1,006,650	20,000	*
The Fetters Family Trust(37)	867,922	1,154,674	—	—
The Judy K. Mencher Trust 2014(38)	567,099	662,473	—	—
The Lanx Fund, LP(39)	35,000	35,000	—	—
Venture Lending & Leasing VI, LLC(40)	3,524,892	4,028,786	—	—
Zachary Elias Leonsis(41)	25,000	25,000	—	—
TOTAL	84,849,408	95,237,463	1,205,569	*

*Less than one percent.

			Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder	Number of Private Placement Warrants Beneficially Owned Prior to Offering	Number of Private Placement Warrants Being Offered	Number	Percent
Gordco LLC(13)	377,279	377,279	—	—
J&H Investments, LLC(18)	1,018,782	1,018,782	—	—
KING FAMILY TRUST(21)	1,212,803	1,212,803	—	—
The Fetters Family Trust(37)	1,212,803	1,212,803	—	—
TOTAL	3,821,667	3,821,667	—	—

(1)Shares listed as beneficially owned consist of 2,191,793 Class B Option Shares. Shares offered hereby consist of 2,191,793 Class B Option Shares. Shares listed as beneficially owned and shares offered hereby do not include shares held by DreamStreet Holdings, LLC and Pascal Family Trust. Mr. Pascal is the manager of DreamStreet Holdings, LLC and the trustee of Pascal Family Trust.
(2)Shares offered hereby consist of 12,677,398 shares of Class A common stock and up to 2,132,082 Earnout Shares. Activision Entertainment Holdings, Inc., a Delaware corporation, which is the holder of all the issued and outstanding shares of Activision Publishing, Inc., may therefore be deemed to beneficially own the securities offered hereby. Activision Blizzard, Inc., a Delaware corporation, which is the holder of all the issued and outstanding shares of

Activision Entertainment Holdings, Inc., may therefore be deemed to beneficially own the securities offered hereby. A representative of Activision Publishing, Inc. was on the Board of Directors of PLAYSTUDIOS, Inc. prior to its business combination with Acies Acquisition Corp.
(3)Shares offered hereby consist of 3,400,018 shares of Class A common stock and up to 540,046 Earnout Shares. Jason Krikorian is a member of our Board of Directors of the Company. A-Fund Investment Management, L.P. is the general partner of A-Fund, L.P. A-Fund International, Ltd. is the general partner of A-Fund Management, L.P. F. Hurst Lin and Matthew C. Bonner are the directors of A-Fund International, Ltd. and share voting and dispositive control with respect to the shares held by A-Fund, L.P. Mr. Krikorian disclaims beneficial ownership of such shares except with respect to his pecuniary interests.
(4)James Kelly Cox is trustee, director and beneficial owner of Alpine Oil Company.
(5)Andrew Zobler was an independent director of Acies Acquisition Corp., the predecessor company to PLAYSTUDIOS.
(6)The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Master Total Return Portfolio of Master Bond LLC; and BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.
(7)Brisa Carleton was an independent director of Acies Acquisition Corp., the predecessor company to PLAYSTUDIOS.
(8)Shares listed as beneficially owned consist of 10,880 shares of Class A common stock and 233,041 Class A Option Shares. Shares offered hereby consist of 233,041 Class A Option Shares.
(9)Shares listed as beneficially owned consist of 2,503,579 shares of Class A common stock. Shares offered hereby consist of 2,503,579 shares of Class A common stock and up to 454,366 Earnout Shares. Chad and Audrey Hansing are Trustees and beneficial owners of CHAH Revocable Trust. Chad Hansing was a Co-Founder of Old PLAYSTUDIOS and is a current employee of the Company.
(10)ClearBridge Investments, LLC is discretionary manager of the ClearBridge Small Cap CIF and has both dispositive and voting power over the securities offered hereby. The portfolio managers employed by ClearBridge to manage this account and who exercise these powers are Albert Grosman and Brian Lund.
(11)ClearBridge Investments, LLC is discretionary manager of the ClearBridge Small Cap Fund and has both dispositive and voting power over the securities offered hereby. The portfolio managers employed by ClearBridge to manage this account and who exercise these powers are Albert Grosman and Brian Lund.
(12)Shares listed as beneficially owned consist of 9,419,827 shares of Class B common stock. Shares offered hereby consist of 9,419,827 shares of Class A common stock issuable upon conversion of Class B common stock and up to 2,609,690 Earnout Shares. Andrew Pascal is the beneficial owner of DreamStreet Holdings, LLC and is the Co-Founder and Chief Executive Officer of the Company.
(13)Shares offered hereby consist of 267,061 shares of Class A common stock and up to 88,234 Unvested Sponsor Shares. Christopher Grove and Kimberly Harvey are the beneficial owners of Gordco LLC.
(14)ClearBridge Investments, LLC is discretionary manager of the Guardian Small Cap Core VIP Fund and has both dispositive and voting power over the securities offered hereby. The portfolio managers employed by ClearBridge to manage this account and who exercise these powers are Albert Grosman and Brian Lund.
(15)Shares offered hereby consist of 4,794,359 shares of Class A common stock and up to 685,366 Earnout Shares. Joseph Horowitz is a member of our Board of Directors of the Company. Icon Management Associates IV, LLC is the general partner of Icon Ventures IV, L.P. Joseph Horowitz, Thomas Mawhinney, and Jeb Miller are the managing members of Icon Management Associates IV, LLC and share voting and dispositive control with respect to the shares held by Icon Ventures IV, L.P.

(16)ClearBridge Investments, LLC is discretionary manager of the Jeffrey Scott account and has both dispositive and voting power securities offered hereby. The portfolio managers employed by ClearBridge to manage this account and who exercise these powers are Albert Grosman and Brian Lund.
(17)James Kelly Cox is trustee, president and beneficial owner of JM Cox Resources LP.
(18)Shares offered hereby consist of 771,157 shares of Class A common stock and up to 238,262 Unvested Sponsor Shares. J&H Investments, LLC is co-owned 50/50 by The JM 2021 Irrevocable Trust and The HM 2021 Irrevocable Trust. Jim Murren is the trustee of The JM 2021 Irrevocable Trust and Heather Murren is the trustee of The HM 2021 Irrevocable Trust. Jim Murren and Heather Murren share voting and dispositive power with respect to the securities held by J&H Investments, LLC.
(19)Shares listed as beneficially owned consist of 100,000 shares of Class A common stock and 233,043 Class A Option Shares. Shares offered hereby consist of 233,043 Class A Option Shares. Joel Agena is the General Counsel and Secretary of the Company.
(20)Shares listed as beneficially owned consist of 62,713 shares of Class A common stock and 233,041 Class A Option Shares. Shares offered hereby consist of 233,041 Class A Option Shares.
(21)Shares offered hereby consist of 867,922 shares of Class A common stock and up to 286,752 Unvested Sponsor Shares. Edward King is trustee and beneficial owner of the KING FAMILY TRUST. Edward King was the Co-CEO of Acies Acquisition Corp., the predecessor company to PLAYSTUDIOS.
(22)The Selling Securityholder is managed by Lanx Management, LLC. Brian Goldman is the natural person who has voting or investment control over the shares held by Lanx Management, LLC, and thus has voting or investment control over the securities offered hereby.
(23)The Selling Securityholder is managed by Lanx Management, LLC. Brian Goldman is the natural person who has voting or investment control over the shares held by Lanx Management, LLC, and thus has voting or investment control over the securities offered hereby.
(24)DeWitt C. Thompson is Managing Partner of Legend Capital Partners, and has sole and dispositive power with respect to the securities held by Legend Capital Partners.
(25)Shares offered hereby consist of 16,647,124 shares of Class A common stock and up to 2,093,846 Earnout Shares. Steve Zanella, the Chief Commercial Officer of MGM Resorts International, serves as a director of the Company. His position is not subject to any contractual right. MGM Resorts International is also party to the Marketing Agreement. The Selling Securityholder is a public company listed on the New York Stock Exchange and is not a controlled company.
(26)Ashton Hudson is the beneficiary of the Michael Ashton Hudson ROTH IRA #1.
(27)Shares listed as beneficially owned consist of 406,300 shares of Class A Common Stock and 2,913,005 shares of Class A common stock issuable upon conversion of Class B common stock. Shares offered hereby consist of 2,913,005 shares of Class A common stock issuable upon conversion of Class B common stock and up to 416,422 Earnout Shares. Andrew Pascal is the beneficial owner of Pascal Family Trust and is the Co-Founder and Chief Executive Officer of the Company.
(28)Shares listed as beneficially owned consist of 5,116,555 shares of Class A common stock. Shares offered hereby consist of 5,065,655 shares of Class A common stock and up to 989,096 Earnout Shares. Paul D. and Julie A. Mathews are Trustees and beneficial owners of the Paul D. and Julie A. Mathews Family Trust. Paul D. Mathews was a Co-Founder of the Company and is a current employee of the Company.
(29)Shares listed as beneficially owned consist of 10,546 shares of Class A common stock and 609,892 Class A Option Shares. Shares offered hereby consist of 609,892 Class A Option Shares.
(30)Shares offered hereby consist of 1,898,734 shares of Class A common stock issuable upon conversion of Class B common stock. Andrew Pascal has voting power over the shares and is the Co-Founder and Chief Executive Officer of the Company.
(31)Samuel H. Kennedy was an independent director of Acies Acquisition Corp., the predecessor company to PLAYSTUDIOS.
(32)Shares listed as beneficially owned consist of 450,428 shares of Class A common stock and 135,945 Class A Option Shares. Shares offered hereby consist of 135,945 Class A Option Shares. Scott Peterson is the Chief Financial Officer of the Company.

(33)Shares offered hereby consist of 1,898,734 shares of Class A common stock issuable upon conversion of Class B common stock. Andrew Pascal has voting power over the shares and is the Co-Founder and Chief Executive Officer of the Company.
(34)Capital Research and Management Company (“CRMC”) is the investment adviser for SMALLCAP World Fund, Inc. (“SCWF”). For purposes of the reporting requirements of the Exchange Act, CRMC and Capital Research Global Investors (“CRGI”) may be deemed to be the beneficial owner of the shares of Class A common stock held by SCWF; however, each of CRMC and CRGI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher Thompson, Michael Beckwith, and Shlok Melwani, as portfolio managers, have voting and investment powers over the shares held by SCWF. The address for SCWF is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. SCWF acquired the securities being registered hereby in the ordinary course of its business.
(35)Hudson Bay Capital Management LP, the investment manager of Tech Opportunities, LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities, LLC and Sander Gerber disclaims beneficial ownership over these securities.
(36)Shares listed as beneficially owned consist of 853,208 shares of Class A common stock. Shares offered hereby consist of 833,208 shares of Class A common stock and up to 173,442 Earnout Shares. Kathleen Connors Bolich and Bryan David Bolich are Trustees and beneficial owners The Bolich Family Trust. Kathleen Connors Bolich is a current employee of the Company.
(37)Shares offered hereby consist of 867,922 shares of Class A common stock and up to 286,752 Unvested Sponsor Shares. Daniel Fetters and Lisa Fetters are the trustees and beneficial owners of The Fetters Family Trust. Daniel Fetters was the Co-CEO of Acies Acquisition Corp., the predecessor company to PLAYSTUDIOS.
(38)Shares offered hereby consist of 567,099 shares of Class A common stock and up to 95,374 Earnout Shares. Judy Mencher is a director of the Company.
(39)The Selling Securityholder is managed by Lanx Management, LLC. Brian Goldman is the natural person who has voting or investment control over the shares held by Lanx Management, LLC, and thus has voting or investment control over the securities offered hereby.
(40)Shares offered hereby consist of 3,524,892 shares of Class A common stock and up to 503,894 Earnout Shares. Westech Investment Advisors LLC is the Managing Member of Venture Lending & Leasing VI, LLC. Ron Swenson, Sal Gutierrez, and Maurice Werdegar are the three directors of the Managing Member.
(41)Zachary Elias Leonsis was an independent director of Acies Acquisition Corp., the predecessor company to PLAYSTUDIOS.

DESCRIPTION OF OUR SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of the Certificate of Incorporation. We advise you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of our securities.
General
Authorized Capitalization
Authorized capital stock consists of shares of capital stock, par value $0.0001 per share, of which:
•2,000,000,000 shares are designated as Class A common stock;
•25,000,000 shares are designated as Class B common stock; and
•100,000,000 shares are designated as preferred stock.
The Board of Directors is authorized, without stockholder approval, except as required by the listing standards of the Nasdaq, to issue additional shares of capital stock.
As of July 8, 2022, we have approximately 111,966,389 shares of Class A common stock outstanding and approximately 16,130,300 shares of Class B common stock outstanding. There are also 9,204,168 warrants consisting of 5,382,501 public warrants and 3,821,667 private placement warrants issued and outstanding.

Common Stock
We have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Dividend Rights
Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by the Board of Directors out of assets legally available. See the section titled “Dividend Policy” for additional information.

Voting Rights
Shares of Class A common stock are entitled to one vote per share. Shares of Class B common stock are entitled to 20 votes per share. The holders of Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of stockholders unless otherwise required by the DGCL or the Certificate of Incorporation.
The Certificate of Incorporation provides that prior to the Final Conversion Date (as defined below), we shall not, without the prior affirmative vote of the holders of at least a majority of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or the Certificate of Incorporation:
•directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal, or adopt any provision of the Certificate of Incorporation inconsistent with, or otherwise alter, any provision of the Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges, or restrictions of the shares of Class B common stock ;
•reclassify any outstanding shares of Class A common stock into shares having (i) rights as to dividends or liquidation that are senior to Class B common stock or (ii) the right to have more than one vote per share, except as required by law;
•decrease or increase the number of authorized shares of Class B common stock or issue any shares of Class B common stock (other than shares of Class B common stock issued by us pursuant to the exercise or conversion of options or warrants or settlements of other equity awards that, in each case, were outstanding as of the date of the Closing); or
•authorize, or issue any shares of, any class or series of capital stock having the right to more than one vote for each share thereof other than Class B common stock.
Additionally, the DGCL could require either holders of Class A common stock or Class B common stock to vote as separate classes in the following circumstances:

•if we were to seek to amend the Certificate of Incorporation to increase or decrease the par value of a class of capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend the Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Liquidation Rights
If we are involved in a liquidation, dissolution, or are wound up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. The Certificate of Incorporation provides that any merger or consolidation of the Company with or into another entity must be approved by a majority of the outstanding shares of Class A common stock and Class B common stock, each voting as separate classes unless (i) the shares of our common stock are treated equally, identically and ratably, on a per share basis and (ii) such shares are converted on a pro rata basis into shares of the surviving entity or its parent in such transaction having substantially identical rights, powers and privileges to the shares of Class A common stock and Class B common stock, respectively, in effect immediately prior to such transaction.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and there are no redemption or sinking fund provisions applicable to our common stock.
Conversion Rights
Each share of Class B common stock will automatically convert into one share of Class A common stock on the Final Conversion Date, which is the earliest to occur of:
•the date specified by the holders of at least a majority the then outstanding shares of Class B common stock voting as a separate class;
•the date on which Andrew Pascal, the Pascal Family Trust and their respective permitted transferees collectively cease to beneficially own at least 20% of the number of shares of Class B common stock collectively held by such holders immediately following the Closing of the Business Combination; and
•the date that is nine months after the death or permanent and total disability of Andrew Pascal, provided that such date may be extended by a majority of the independent members of the Board of Directors to a date that is not longer than 18 months from the date of such death or disability, provided, however, that from the time of the death or permanent and total disability of Andrew Pascal, the voting power of such shares of Class B common stock shall only be exercised in accordance with an approved transition agreement or a person previously designated by Andrew Pascal and approved by a majority of the independent members of the Board of Directors.
In addition, a holder’s shares of Class B common stock will automatically convert into shares of Class A common stock upon (i) the affirmative written election of such stockholder, or (ii) any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of such shares of Class B common stock or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of a share of Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such share by proxy or otherwise, other than certain permitted transfers set forth in the Certificate of Incorporation.
Preferred Stock
Pursuant to the Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The Board of Directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. As of July 8, 2022, there were no shares of preferred stock outstanding.
The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of our common stock. There are currently no plans to issue any shares of preferred stock.

Stock Options and Restricted Stock Units
As of July 8, 2022, there are 11,559,424 shares of our Class A common stock and 2,191,793 shares of our Class B common stock issuable upon the exercise of stock options, with a weighted average exercise price of $0.82 per share, and 7,299,827 shares of our Class A common stock subject to restricted stock units. There are 15,272,970 shares of our common stock reserved for future issuance under the 2021 Plan as well as: (i) any automatic increases in the number of shares of common stock reserved for future issuance under the 2021 Plan and (ii) upon the forfeiture, termination, expiration or reacquisition of any shares of common stock underlying outstanding stock awards granted under the PLAYSTUDIOS, Inc. 2011 Omnibus Stock and Incentive Plan, an equal number of shares of our common stock. In addition, there are 4,611,788 shares of Class A common stock reserved for future issuance under the 2021 ESPP, as well as any automatic increases in the number of shares of Class A common stock reserved for future issuance under the 2021 ESPP.
Warrants
As of July 8, 2022, there are 5,382,501 shares of our Class A common stock issuable upon the exercise of the Public Warrants, each with an exercise price of $11.50 per share, and 3,821,667 shares of our Class A common stock issuable upon the exercise of the Private Placement Warrants, each with an exercise price of $11.50 per share.
The Public Warrants will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation. The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants were not transferable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are non-redeemable so long as they are held by the initial holder or any of its permitted transferees. If the Private Placement Warrants are held by someone other than the initial holder or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. The Private Placement Warrants may be exercised on a cashless basis so long as held by the Sponsor or certain permitted transferees.
The Company may redeem the outstanding Public Warrants in whole, but not in part, at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the holders of the Public Warrants. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a cashless basis. In no event will the Company be required to net cash settle the exercise of Public Warrants.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of the DGCL, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with the Board of Directors. The Board of Directors believes that the benefits of increased protection of the potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Issuance of Undesignated Preferred Stock
As discussed above in the section titled “Preferred Stock,” the Board of Directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Dual Class Stock
As described above, the Certificate of Incorporation provides for a dual class common stock structure which provides Andrew Pascal with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting
The Certificate of Incorporation provides that stockholders may not act by written consent after the first date on which the number of outstanding shares of Class B common stock represents less than a majority of the total voting power of the then outstanding shares of capital stock that would then be entitled to vote in the election of directors at an annual meeting of the stockholders (such date, the “Voting Threshold Date”). Prior to the Voting Threshold Date, stockholders may act by written consent only if the action is first recommended or approved by the Board of Directors. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of common stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws.
In addition, the Certificate of Incorporation provides that special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, or the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. A stockholder may not call a special meeting, which may delay the ability of stockholders to force consideration of a proposal or for holders controlling a majority of the capital stock to take any action, including the removal of directors.
Advance Requirements for Advance Notification of Stockholder Nominations and Proposals
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company.
Election and Removal of Directors
The Certificate of Incorporation and Bylaws contain provisions that establish specific procedures for appointing and removing members of the Board of Directors. Under the Certificate of Incorporation and Bylaws, vacancies and newly created directorships on the Board of Directors may be filled only by a majority of the directors then serving on the Board of Directors. Under the Certificate of Incorporation and Bylaws, directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation and Bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on the Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on the Board of Directors to influence the Board of Directors’ decision regarding a takeover.
Amendment of Certificate of Incorporation Provisions
Certain amendments to the Certificate of Incorporation will require the approval of two-thirds of the then outstanding voting power of our capital stock.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•prior to the date of the transaction, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset, stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Board of Directors expects the existence of this provision to have an anti-takeover effect with respect to transactions the Board of Directors does not approve in advance. The Board of Directors also anticipates that

Section 203 may discourage attempts that might result in a premium over the market price for the shares of our Class A common stock held by our stockholders.
The provisions of the DGCL, the Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our Class A common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that our stockholders might otherwise deem to be in their best interests.
Exclusive Forum
The Certificate of Incorporation provides that the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to our company or our stockholders, (3) any action asserting a claim against us or any director or officer of our company arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce, or determine the validity of the Certificate of Incorporation or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision would not apply to suits brought to enforce a duty or liability created by the Securities Act or Exchange Act or any claim for which the U.S. federal district courts have exclusive jurisdiction.
In addition, the Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Any person or entity purchasing or otherwise acquiring any interest in our capital stock shall be deemed to have notice of and consented to these provisions and will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder. Although the Board of Directors believes these provisions benefit our company by providing increased consistency in the application of Delaware law or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers.
Limitations on Liability and Indemnification of Officers and Directors
The Certificate of Incorporation provides that we will indemnify our directors to the fullest extent authorized or permitted by applicable law. We have entered into agreements to indemnify our directors, executive officers, and other employees. Under the Bylaws, we are required to indemnify each of our directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of our company or was serving at our request as a director, officer, employee, or agent for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit, or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Certificate of Incorporation also requires us to advance expenses incurred by a director or officer in connection with such action, suit or proceeding to the maximum extent permitted under Delaware law. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Corporate Opportunities
The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or stockholders. The Certificate of Incorporation, to the extent permitted by the DGCL, renounces any interest or expectancy that our company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of the Board of Directors who is not an employee, or any partner, member, director, stockholder, employee, or agent of such member. Notwithstanding the foregoing, the Certificate of Incorporation does not renounce any interest in a business opportunity that is expressly offered to a director solely in his or her capacity as a director of our company.
Transfer Agent
The transfer agent for our Class A common stock and our Class B common stock is Continental Stock Transfer & Trust Company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
The following is a discussion of certain material U.S. federal income tax consequences of the ownership and disposition of our Class A common stock and Private Placement Warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are acquiring our securities in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income, and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•our sponsor, founders, officers or directors;
•financial institutions or financial services entities;
•broker-dealers;
•governments or agencies or instrumentalities thereof;
•regulated investment companies;
•S corporations;
•real estate investment trusts;
•expatriates or former long-term residents of the U.S.;
•persons that actually or constructively own five percent (5%) or more (by vote or value) of our common stock;
•insurance companies;
•dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;
•accrual-method taxpayers who are required under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;
•persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;
•persons who acquire our securities as compensation; and
•tax-exempt entities.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our securities, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our securities to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our securities by such partnership or pass-through entity.
This discussion is based on the Code, and administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury regulations as of the date of this prospectus, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND

DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.
U.S. Holders
This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our Class A common stock or Private Placement Warrants who or that is for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the U.S.;
•a corporation (or other entity taxable as a corporation) organized in or under the laws of the U.S., any state thereof or the District of Columbia; or
•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock and will be treated as described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.
Possible Constructive Distributions
The terms of each Private Placement Warrant provide for an adjustment to the number of shares of our Class A common stock for which the Private Placement Warrant may be exercised or to the exercise price of the Private Placement Warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of the Private Placement Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of our Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the Private Placement Warrants), including as a result of a distribution of cash or other property to the holders of shares of our Class A common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as if such U.S. holders of the Private Placement Warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. holder’s adjusted tax basis in its Private Placement Warrants would be increased to the extent any such constructive distribution is treated as a dividend.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants
Upon a sale or other taxable disposition of our Class A common stock or Private Placement Warrants (which, in general, would include a redemption of our Private Placement Warrants that is treated as a taxable exchange of such Private Placement Warrants as described below under “Exercise, Lapse or Redemption of a Private Placement Warrant”), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in our Class A common stock or Private Placement Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for our Class A common stock or Private Placement Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in our Class A common stock or Private Placement Warrants transferred in such disposition.

Exercise, Lapse or Redemption of a Private Placement Warrant
Except as discussed below with respect to the cashless exercise of a Private Placement Warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of our Class A common stock upon exercise of a Private Placement Warrant for cash. The U.S. holder’s tax basis in the shares of our Class A common stock received upon exercise of the Private Placement Warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Private Placement Warrants and the exercise price of such Private Placement Warrants. For U.S. federal income tax purposes, it is unclear whether the U.S. holder’s holding period for our Class A common stock received upon exercise of the Private Placement Warrants will begin on the date following the date of exercise or on the date of exercise of the Private Placement Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Private Placement Warrants. If a Private Placement Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the Private Placement Warrant.
The tax consequences of a cashless exercise of a Private Placement Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the shares of our Class A common stock received would equal the holder’s basis in the Private Placement Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in our Class A common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Private Placement Warrant. If the cashless exercise were treated as a recapitalization, the holding period of our Class A common stock would include the holding period of the Private Placement Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Private Placement Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Private Placement Warrants, which would be deemed to be exercised. For this purpose, a U.S. holder would be deemed to have surrendered a number of Private Placement Warrants having an aggregate value equal to the exercise price for the number of Private Placement Warrants deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the exercise price of the Private Placement Warrants deemed exercised and the U.S. holder’s tax basis in the Private Placement Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. holder’s holding period in the Private Placement Warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the shares of our Class A common stock received would equal the sum of the U.S. holder’s initial investment in the Private Placement Warrants deemed exercised and the exercise price of such Private Placement Warrants. It is unclear whether a U.S. holder’s holding period for our Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the Private Placement Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the shares of our Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem Private Placement Warrants for cash or if we purchase Private Placement Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”
If we give notice of an intention to redeem Private Placement Warrants and a U.S. holder exercises its Private Placement Warrants on a cashless basis and receives an amount of our Class A common stock in respect thereof, we intend to treat such exercise as a redemption of Private Placement Warrants for our Class A common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of Private Placement Warrants for our shares of Class A common stock. A U.S. holder’s aggregate tax basis in the shares of our Class A common stock received in the redemption generally should equal the U.S. holder’s aggregate tax basis in the Private Placement Warrants redeemed and the holding period for the shares of our Class A common stock received should include the U.S. holder’s holding period for the surrendered Private Placement Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of Private Placement Warrants. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Private Placement Warrants for shares of our Class A common stock.

Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A common stock and Private Placement Warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A common stock or Private Placement Warrants who or that is for U.S. federal income tax purposes:
•a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);
•a foreign corporation; or
•an estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership, sale, or other disposition of our securities.
Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a Non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a Non-U.S. holder of Private Placement Warrants (as described above in “U.S. Holders — Possible Constructive Dividends”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Private Placement Warrants or other property subsequently paid or credited to such Non-U.S. holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Class A Common Stock and Private Placement Warrants
A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or our Private Placement Warrants (including the expiration or redemption of our Private Placement Warrants), unless:

•the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);
•such Non-U.S. holder is an individual who was present in the U.S. for 183 days or more in the taxable year of such disposition and certain other requirements are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock or Private Placement Warrants and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our Class A common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A common stock or Private Placement Warrants. There can be no assurance that our Class A common stock is or has been treated as regularly traded on an established securities market for this purpose.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (which will include any gain realized in connection with the redemption and may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).
If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.
Exercise, Lapse or Redemption of a Private Placement Warrant
The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a Private Placement Warrant, or the lapse of a Private Placement Warrant held by a Non-U.S. holder, or the redemption of a Private Placement Warrant held by a Non-U.S. holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a Private Placement Warrant by a U.S. holder, as described above under “U.S. Holders — Exercise, Lapse or Redemption of a Private Placement Warrant” above, although to the extent a cashless exercise or redemption of a Private Placement Warrant results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Private Placement Warrants.”
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock and Private Placement Warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.
FATCA Withholding Taxes
Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 9,204,168 shares of Class A common stock that are issuable upon the exercise of the Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of (i) up to 95,237,463 shares of Class A common stock, including up to 10,693,624 shares that are issuable as Earnout Shares and 3,636,755 Option Shares, and (ii) 3,821,667 Private Placement Warrants.
We are required to pay all fees and expenses incident to the registration of the shares of our common stock to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock.
We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.
We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders. The shares of common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees, or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution, or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their shares of common stock by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•in underwriter transactions;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction or any other national securities exchange on which our securities are listed or traded;
•an over-the-counter distribution in accordance with the rules of the Nasdaq;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters or broker-dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;
•through the distribution of the securities by any Selling Securityholder to its partners, members, or stockholders;
•in short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•by pledge to secured debts and other obligations;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Securityholders.
The Selling Securityholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If an applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. If applicable through securities laws, the third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts, or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer, or agent, the purchase price paid by any underwriter, any discount, commission, and other item constituting compensation, any discount, commission, or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Davis Polk & Wardwell LLP, Menlo Park, California.
EXPERTS
The consolidated financial statements of PLAYSTUDIOS, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference into this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form S-1 on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits as described below.
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
Our website address is https://playstudios.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus supplement, except for any information superseded by information contained directly in this prospectus or the applicable prospectus supplement or in any subsequently filed incorporated document. This prospectus and any applicable prospectus supplement incorporate by reference the documents listed below that we have previously filed with the SEC (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act), and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 3, 2022;

•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 6, 2022; and

•our Current Reports on Form 8-K filed with the SEC on February 24, 2022 (as amended by Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on February 25, 2022), April 1, 2022, April 28, 2022, May 5, 2022, May 18, 2022, and June 10, 2022.

The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus, including any exhibits that are specifically incorporated by reference in that information. We will provide this information upon written or oral request, at no cost to the requester. You may request this information by contacting PLAYSTUDIOS, Inc., 10150 Covington Cross Drive, Las Vegas, Nevada 89144, Attn: Investor Relations Department, Phone: (725) 877-7000. See section titled “Where You Can Find More Information.”

PART II
Information Not Required in Prospectus
ITEM 14.    Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$90,419
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Miscellaneous	10,000
Total	160,419
ITEM 15.    Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 8 of our Certificate of Incorporation provides for indemnification by the registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. We have entered into indemnification agreements with each of our current directors and executive officers to provide our directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability.
We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

ITEM 16.    Exhibits.

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of February 1, 2021, by and among Acies Acquisition Corp., Catalyst Merger Sub I, Inc., a wholly owned subsidiary of Acies Acquisition Corp., Catalyst Merger Sub II, LLC, a wholly owned subsidiary of Acies Acquisition Corp. and PlayStudios, Inc. (incorporated by reference to Exhibit 2.1 to Acies Acquisition Corp.’s Current Report on Form 8-K filed February 2, 2021).

3.1	Certificate of Incorporation of PLAYSTUDIOS, Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 25, 2021).
3.2	Bylaws of PLAYSTUDIOS, Inc., effective as of June 21, 2021 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed June 25, 2021).
4.1
Specimen Class A Common Stock Certificate of PLAYSTUDIOS, Inc. (incorporated by reference to Exhibit 4.5 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-253135) filed March 26, 2021) (“Amendment No. 1 to the S-4”).

4.2
Warrant Agreement, dated October 22, 2020, between Acies Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Acies Acquisition Corp.’s Current Report on Form 8-K filed October 27, 2020).

5.1
Opinion of Davis Polk & Wardwell LLP (incorporated by reference to Exhibit 5.1 of PLAYSTUDIOS, Inc.’s Amendment No. 1 to the Registration Statement on Form S-1 (Reg No. 333-258018), filed July 28, 2021).

10.1
Amended and Restated Registration Rights Agreement, dated as of June 21, 2021, by and among Acies Acquisition Corp., Acies Acquisition LLC, and certain stockholders of PLAYSTUDIOS, Inc. (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed June 25, 2021).

23.1*	Consent of Deloitte & Touche LLP.
23.2	Consent of Davis Polk & Wardwell LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on page II-6 of the original filing of this Registration Statement).

*	Filed herewith
ITEM 17.    Undertakings.
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)if the registrant is relying on Rule 430B
(A)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)If the registrant is subject to Rule 430C (§ 230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(c)The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, the State of Nevada, on the 13th day of July, 2022.

PLAYSTUDIOS, Inc.

By:	/s/ Andrew Pascal
Name:	Andrew Pascal
Title:	Chief Executive Officer and Chairman of the Board of Directors
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Andrew Pascal	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	July 13, 2022
Andrew Pascal

*	Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2022
Scott Peterson

*	Director	July 13, 2022
James Murren

*	Director	July 13, 2022
Judy K. Mencher

*	Director	July 13, 2022
Jason Krikorian

*	Director	July 13, 2022
Joe Horowitz

*	Director	July 13, 2022
Steven J. Zanella

*By:	/s/ Andrew Pascal
Andrew Pascal
Attorney-in-fact